Exhibit 5

Sherman & Howard L.L.C.	ATTORNEYS & COUNSELORS AT LAW 633 SEVENTEENTH STREET, SUITE 3000 DENVER, COLORADO 80202 TELEPHONE: (303)297-2900 FAX: (303)298-0940

October 7, 2011

CoBiz Financial Inc.

821 17th Street

Denver, CO 80202

Re:          Legality of Securities to be Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is delivered in our capacity as special counsel to CoBiz Financial Inc., a Colorado corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company to the United States Department of Treasury (“Treasury”) of 57,366 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C (the “Preferred Shares”) pursuant to the Small Business Lending Fund-Securities Purchase Agreement, dated September 8, 2011, between the Company and Treasury (including the Annexes thereto, the “Agreement”) executed as part of the Company’s participation in the Small Business Lending Fund.  The Registration Statement also relates to any depositary shares in lieu of fractional Preferred Shares (the “Depositary Shares”) that may be resold in lieu of whole Preferred Shares in the event Treasury requests that the Preferred Shares held by the Treasury be deposited with a depositary under a depositary arrangement entered into in accordance with the terms of the Agreement.

In our capacity as special counsel, we have examined the Registration Statement, the Agreement and such other documents and records, and we have made such other investigations, as we have deemed necessary to enable us to state the opinions expressed below.  In all such examinations, we have assumed that all documents submitted to us as originals are authentic, that all copies submitted to us conform to the originals thereof, and that the signatures on all documents examined by us are genuine.  As to factual matters, we have relied upon the representations and warranties contained in the Agreement, certificates of officers of the Company and certificates of public officials.

In expressing the opinions set forth below, we have assumed, with respect to all of the documents referred to in this opinion letter, that: (a) such documents have been duly authorized by and have been duly executed and delivered by all of the parties to such documents (other than the Company); (b) all signatories to such documents (other than the Company) have been duly authorized; and (c) all of the parties to such documents (other than the Company) are duly organized and validly existing under the laws of all applicable jurisdictions and have the power and authority (corporate, partnership, regulatory, fiduciary, contractual or other) to execute, deliver and perform such documents.

We express no opinion as to the laws of any jurisdiction other than the United States of America and the State of Colorado, and also express no opinion with respect to the blue sky securities laws of any state, including Colorado.

On the basis of the foregoing and subject to the assumptions, exclusions, limitations and qualifications herein set forth, we are of the opinion that:

(a)           The Preferred Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable.

(b)           With respect to any Depositary Shares that may be issued, when: (i) the related deposit agreement has been duly authorized and validly executed and delivered by the Company and by an entity appointed by the Company as depositary (the “Depositary”) deemed acceptable to Treasury in accordance with the Agreement and meeting the qualifications stated in the related deposit agreement; (ii) the terms of the Depositary Shares and of the issuance and sale thereof have been established so as not to violate any applicable law or the Company’s articles of incorporation or bylaws, each as then in effect, or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Company; (iii) the related Preferred Shares have been deposited with the Depositary; and (iv) the depositary receipts representing the Depositary Shares have been duly executed, authenticated, countersigned, registered and issued, sold and delivered in the manner and for the consideration stated in the applicable deposit agreement and the applicable definitive purchase, underwriting or similar agreement, and upon payment of the consideration therefor provided for therein, the Depositary Shares will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you solely for your benefit in connection with the filing of the Registration Statement and pursuant to the Securities Act and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose, without our prior written consent.

We hereby consent to being named as counsel to the Company in the Registration Statement, to the references to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ SHERMAN & HOWARD L.L.C.